UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported ) July 19, 2010

FairPoint Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32408	13-3725229
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

521 East Morehead Street, Suite 500, Charlotte, North Carolina	28202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (704) 344-8150

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously reported, on June 29, 2010, FairPoint Communications, Inc. (the “Company”) announced the appointment of Ajay Sabherwal as its Executive Vice President and Chief Financial Officer, effective July 19, 2010.  On July 19, 2010, the Company entered into a Change in Control and Severance Agreement (the “Severance Agreement”) with Mr. Sabherwal.  The Severance Agreement provides that the Company will pay severance and provide benefits to Mr. Sabherwal (i) in the event of his termination without cause or (ii) within two years of a change in control, upon his resignation within 45 days following (a) a significant or material reduction of his key responsibilities or duties, (b) a reduction in his overall compensation opportunities, (c) the diminishment or elimination of his rights to “Severance Benefits” as defined in the Severance Agreement or (d) any material breach by the Company of the Severance Agreement.  The severance payable and benefits required to be provided to Mr. Sabherwal include unpaid base salary, lump sum cash payments equal to two times his annual base salary and annual bonus, COBRA premiums, disability and life insurance premiums for 24 months and the vesting of all non-performance based, non-vested and/or unearned long-term incentive awards, among others.  The payments and benefits are subject to “golden parachute” provisions and Section 409A of the Internal Revenue Code, and are not triggered if Mr. Sabherwal is terminated for cause, on account of death or disability or upon resignation for reasons not listed in clauses (a) through (d) above.

The Severance Agreement also contains provisions pursuant to which Mr. Sabherwal, for a period of 12 months following termination of his employment, promises to refrain from certain activities, including (i) soliciting any of the Company’s employees to leave the Company or to perform services for another company or (ii) accepting any employment or similar arrangement with certain of the Company’s competitors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIRPOINT COMMUNICATIONS, INC.

	By:	/s/ Ajay Sabherwal
		Name:	Ajay Sabherwal
		Title:	Executive Vice President and
Chief Financial Officer

Date: July 19, 2010